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                                                                 EXHIBIT 5.1


                      [LETTERHEAD OF HOLLAND & KNIGHT LLP]


July 9, 1999

Paravant Inc.
1615A West Nasa Boulevard
Melbourne, Florida 32901

Ladies and Gentlemen:

     We refer to the registration statement of Paravant Inc., a Florida corporation (the "Company") on Form S-3 (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission (the "Commission") concurrently herewith, covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 5,398,775 shares of the Company's Common Stock, par value $.015 per share, that are currently outstanding (the "Issued Shares") and 45,000 shares of the Company's Common Stock issuable upon the exercise of a warrant issued on April 15, 1998 (the "Warrant Shares") (the Issued Shares and the Warrant Shares are collectively referred to as the "Shares"), to be sold by certain selling stockholders of the Company. This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-B promulgated by the Commission under the Securities Act.

     This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

     As counsel for the Company, we have examined the Registration Statement, and we are familiar with the proceedings taken by the Company relating to it. We also have examined the Articles of Incorporation and the By-laws of the Company and such Company records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have made such investigations and have examined such certificates of public officials and officers of the Company and such other documents and records as we deemed necessary for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures on all documents submitted to us as originals, the authenticity of all documents submitted to us as originals or certified, photostatic or facsimile copies, and the conformity to







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Paravant Inc.
July 9, 1999
Page 2
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the originals of all documents submitted to us as copies. We also have relied upon the accuracy of the aforementioned certificates of public officials and, as to matters of fact, of officers of the Company. We have also relied on Company records and have assumed the accuracy and completeness thereof.

     Based upon the foregoing, it is our opinion that (i) the Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable, (ii) the Warrant Shares have been duly authorized, and (iii) the Warrant Shares, when issued and paid for upon the exercise of the related warrant in accordance with the terms of that warrant, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of our name in the Registration Statement as counsel who will pass upon the legality of the Shares for the Company and as having prepared this opinion, and to the use of this opinion as an exhibit (Exhibit 5.1) to the Registration Statement.

     In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        HOLLAND & KNIGHT LLP

                                        /s/ Holland & Knight LLP